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                                                                     EXHIBIT 5.1


                      [LETTERHEAD OF COOLEY GODWARD LLP]

November 22, 1996


Tivoli Industries, Inc.
1513 East St. Gertrude Place
Santa Ana, CA 92705

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tivoli Industries, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 17,150 shares of the Company's Common Stock, $.001 par value, pursuant to compensatory arrangements between the Company and Richard Stahl, Daniel Davis and Neil Komai (the "Agreements").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Articles of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreements, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ ANDREI M. MANOLIU
    ---------------------
    Andrei M. Manoliu

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